EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. HAS APPOINTED NEW PRESIDENT AND CEO

AUSTIN, TX, April 26, 2006 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that its Board of Directors has appointed Sam B. Humphries as President and Chief Executive Officer. Mr. Humphries will also serve as a member of the HealthTronics’ board.

Mr. Humphries is currently the President and Chief Executive Officer of Uroplasty, Inc. (AMX: UPI), a medical device company. He was a founding partner in Ascent Medical Technology Fund, L.P., a venture capital fund. Mr. Humphries has over 25 years of healthcare and medical device experience, including being President and Chief Executive Officer of American Medical Systems (NASDAQ: AMMD), a manufacturer of medical devices primarily for the urology market.

R. Steven Hicks, Chairman of the Board, stated, “We are quite pleased to have Sam join the HealthTronics’ management team. He has extensive experience in the healthcare industry. His sales, marketing and business development background, especially as it relates to the Urology community, will be invaluable to our Company.

Mr. Humphries also serves on the Board of Directors of Uroplasty, Criticare Systems, Inc. and Universal Hospital Services, Inc.

John Q. Barnidge, who was serving in an additional capacity as HealthTronics’ interim President and CEO, will continue in his role as Sr. Vice President and Chief Financial Officer.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures and distributes medical devices. The company also manufactures specialty vehicles used for the transport of high technology medical devices, broadcast & communications equipment and the Homeland Security marketplace. For more information, visit www.healthtronics.com.

CONTACT: HealthTronics, Inc. John Q. Barnidge, Senior VP & CFO (512) 314-4554 www.healthtronics.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604, LMortman@equityny.com Lauren Till (212) 836-9610, Ltill@equityny.com www.theequitygroup.com